EXHIBIT 99.1

Monarch Casino & Resort Reports Fourth Quarter Net Revenue of $59.8 Million, Net Income of $7.3 Million and Adjusted EBITDA of $13.4 Million

RENO, Nev., Feb. 20, 2019 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the fourth quarter and full year ended December 31, 2018, as summarized below:

	Three Months Ended December 31,			Twelve Months Ended December,
	2018	2017	Increase	2018	2017	Increase
Net revenue(1)	$ 59,779	$ 56,056	6.6%	$ 240,315	$ 230,726	4.2%

Adjusted EBITDA(2)	13,435	12,589	6.7%	60,586	58,046	4.4%

Net income	$ 7,259	$ 4,397	65.1%	$ 34,098	$ 25,538	33.5%

Basic EPS	$ 0.40	$ 0.25	60.0%	$ 1.91	$ 1.45	31.7%
Diluted EPS	$ 0.39	$ 0.23	69.6%	$ 1.83	$ 1.39	31.7%

(1) As described in the section below entitled “New Revenue Recognition Standard,” the Company has changed its revenue recognition policy effective January 1, 2018. This change resulted in a $585 thousand and $936 thousand increase in Net revenue for the three and twelve months ended December 31, 2018, respectively. Please see the reconciliation provided at the end of this release for more information related to the changes in revenues and expenses.
(2) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “The 2018 fourth quarter completed a productive year, with record financial performance at Atlantis Casino Resort in Reno and consistent progress towards the anticipated opening of the transformed Monarch Casino Black Hawk later in 2019. In the fourth quarter, Monarch generated net revenue and adjusted EBITDA growth of 6.6% and 6.7%, respectively, as strong top-line performance was partially offset by the ongoing impact of higher labor expenses across our business and construction disruption in Black Hawk.

“Atlantis Casino Resort and Spa generated record fourth quarter revenue and EBITDA. Reno’s ongoing revitalization drove strong visitation and equally strong gaming trends as our team leveraged Atlantis’ best-in-class amenities to maintain our strong market share.

“Fourth quarter financial performance at Monarch Casino Black Hawk was impacted by the ongoing construction and increased labor expenses, including management-level hiring in anticipation of the commencement of our expanded operations later this year. Black Hawk results for the 2018 fourth quarter were also impacted by a gaming system conversion issue, which weighed heavily on promotional expenses.

“Our Monarch Casino Black Hawk general contractor has informed us that the new expanded casino, hotel tower, restaurants and retail areas will be completed in the third quarter of 2019 and that the upgraded amenities in the existing casino will be completed in the fourth quarter of 2019.

“Since acquiring the former Riviera Black Hawk in 2012, we have been executing our vision for transforming the property into Black Hawk’s leading gaming and entertainment resort destination and remain confident in our ability to generate an attractive return on our ongoing investment. This investment, combined with our growth in Reno and our industry-best balance sheet, positions Monarch to drive long-term stockholder value.”

New Revenue Recognition Standard
On January 1, 2018, the Company adopted accounting standard update No. 2014-09 (“ASC 606”) and all the related amendments (“new revenue standard”) to all contracts which provides consistency in the reported financial information within the gaming industry. The Company applied the modified retrospective method and recognized the cumulative effect of the initial application of the new revenue standard as an adjustment to the opening balance of retained earnings. The opening retained earnings adjustment primarily related to the change in the accounting for the slot club liability from the immediate revenue/cost method to the deferred revenue method.

The new revenue standard also resulted in reclassifications to and from revenues, promotional allowances and operating expenses. Pursuant to the new revenue standard, food and beverage, hotel and other complimentaries are now valued at their retail price and included as revenues within their respective categories, with a corresponding decrease in gaming revenues, as the offsetting amount historically included in promotional allowances has been eliminated. In addition, the cost of providing these complimentary goods and services are now included as expenses within their respective categories, resulting in a corresponding decrease in casino expenses. While those changes resulted in a $585 thousand and $936 thousand increase in net revenue for the three and twelve months ended December 31, 2018, respectively, they had no impact on adjusted EBITDA, net income or EPS (basic and diluted).

Financial results for the three months and twelve months ended December 31, 2017 have not been restated and are reported under the accounting standards in effect during those periods. The Company has provided reconciliation between the new revenue standard and the old revenue standard for the three and twelve months ended December 31, 2018 at the end of this release.

Summary of 2018 Fourth Quarter Operating Results
For the 2018 fourth quarter, consolidated net revenues of $59.8 million increased 6.6% from $56.1 million in the prior year. Casino revenues declined 28.0% year over year, while food and beverage revenues increased 14.0% and hotel revenues increased 23.1%, primarily reflecting the previously announced change in revenue recognition accounting. Please see “Monarch Casino & Resort, Inc. and Subsidiaries Reconciliation of Post to Pre ASC 606 Adoption” below for more information.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2018 were $17.7 million compared to $16.6 million in the prior year period, driven primarily by higher labor expense, in addition to increased management staffing in preparation for the opening of the Black Hawk expansion later this year. As a percentage of net revenue, SG&A expenses were 29.6% in both the 2018 and 2017 fourth quarter periods. Casino operating expense as a percentage of casino revenue decreased to 34.5% in the fourth quarter of 2018 compared to 41.9% in the fourth quarter of 2017 due to the adoption of the new revenue standard and operational efficiencies. Food and beverage operating expense as a percentage of food and beverage revenue increased to 76.7% during the fourth quarter of 2018 from 39.1% a year ago due to the adoption of the new revenue standard. Hotel operating expense as a percentage of hotel revenue increased to 46.4% in the fourth quarter of 2018 compared to 38.1% in the same period in the prior year, primarily as a result of the adoption of the new revenue standard as well as an increase in labor expenses, partially offset by operational efficiencies.

The Company generated consolidated adjusted EBITDA of $13.4 million in the fourth quarter of 2018, an increase of $0.8 million, or 6.7%, over the same period a year ago. Net income and diluted EPS for the fourth quarter of 2018 rose 65.1% and 69.6%, respectively, partially benefiting from a lower tax rate as a result of the Tax Cuts and Jobs Act enacted late in 2017.

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk, including the budgeted costs and completion dates for the project as well as the amounts spent through December 31, 2018:

$ in millions	Budget Cost	Total Spent Through December 31, 2018	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed
Existing Facility Upgrade (2)(3)	$34 - $36	$25	$9- $11	Exterior 2Q19 Interior 4Q19
Total Existing Facility	$110 - $112	$101	$9 - $11

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)	$264 - $269	$144	$120- $125	3Q19
Other	$8 - $10	$10	-
Total Expansion	$320 - $330	$205	$120 - $125
Total Cost	$430 - $442	$306	$129 - $136

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to the interior, which were completed in August 2015, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the amended and restated credit facility (the “Amended Credit Facility”).

As previously stated, our Monarch Casino Black Hawk general contractor has informed us that our new expanded casino, hotel tower, restaurants and retail areas will be completed in the third quarter of 2019 and that the upgraded amenities in the existing casino will be completed in the fourth quarter of 2019.

Credit Facility and Liquidity
Capital expenditures of $43.2 million in the fourth quarter of 2018 include construction costs related to the Monarch Casino Black Hawk expansion and ongoing capital maintenance spending. Capital expenditures were funded from the Company’s operating cash flows as well as $25.2 million of borrowings against Monarch’s Amended Credit Facility during the quarter. The amount of borrowings outstanding on Monarch’s $250.0 million Amended Credit Facility as of December 31, 2018 was $94.5 million.

All interest in the fourth quarter of 2018 was capitalized, compared to $328 thousand of interest expense, net of amounts capitalized, in the fourth quarter of 2017.

Monarch continues to believe that its operating cash flow and the $154.9 million available under its Amended Credit Facility will be sufficient to fund all remaining costs related to the completion of the Monarch Casino Black Hawk expansion, as well as our capital expenditures plans at Atlantis, Reno

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements relating to (i) our plans, objectives, near- and long-term outlook, opportunities, expectations, growth prospects and future operations with respect to Atlantis Casino Resort Spa and Monarch Casino Black Hawk and the markets in their respective regions; (ii) our plans, costs, financing, and additional expenses and revenue opportunities as a result of project and budget modifications, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk; and (iii) our expectations regarding our future position in the market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, disruptions, increased costs of labor and materials, contractor disagreements, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  we have not yet entered into a guaranteed maximum price (“GMP”) construction contract with our Monarch Casino Black Hawk general contractor and negotiation of the GMP may involve disagreements between the parties, including potential disagreements over costs of and responsibility for delays and other construction related matters;
  components of our Monarch Casino Black Hawk construction project will be outside the scope of any GMP contract;
  access to available and reasonable financing on a timely basis;
  our ability to generate sufficient operating cash flow to help finance our expansion plans;
  our ability to effectively manage expenses to optimize its margins and operating results;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and future financial results; and
  competition in our target market areas

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Casino	$ 31,253	$ 43,378	$ 125,844	$ 178,585
Food and beverage	18,261	16,022	71,212	63,416
Hotel	6,870	5,580	30,497	24,784
Other	3,395	3,428	12,762	12,467
Gross revenues	59,779	68,408	240,315	279,252
Less promotional allowances	—	(12,352)	—	(48,526)
Net revenues	59,779	56,056	240,315	230,726

Operating expenses
Casino	10,784	18,180	43,791	73,017
Food and beverage	14,012	6,266	54,002	25,727
Hotel	3,189	2,128	13,059	9,320
Other	1,525	1,008	6,206	4,141
Selling, general and administrative	17,672	16,602	65,802	62,719
Depreciation and amortization	3,536	3,735	14,617	15,132
Loss on disposition of assets	—	—	12	4
Total operating expenses	50,718	47,919	197,489	190,060

Income from operations	9,061	8,137	42,826	40,666

Other expenses
Interest expense, net of amounts capitalized	—	(328)	(177)	(967)
Total other expense	—	(328)	(177)	(967)

Income before income taxes	9,061	7,809	42,649	39,699
Provision for income taxes	(1,802)	(3,412)	(8,551)	(14,161)
Net income	$ 7,259	$ 4,397	$ 34,098	$ 25,538

Earnings per share of common stock
Net income
Basic	$ 0.40	$ 0.25	$ 1.91	$ 1.45
Diluted	$ 0.39	$ 0.23	$ 1.83	$ 1.39

Weighted average number of common shares and potential common shares outstanding
Basic	17,904	17,717	17,846	17,585
Diluted	18,566	18,701	18,574	18,367

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares)

	December 31,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$ 30,462	$ 29,151
Receivables, net	6,740	6,925
Income taxes receivable	279	2,008
Inventories	3,692	3,335
Prepaid expenses	5,508	4,612
Total current assets	46,681	46,031
Property and equipment
Land	30,034	30,034
Land improvements	7,645	7,249
Buildings	193,235	193,286
Buildings improvements	25,995	24,745
Furniture and equipment	139,772	140,404
Construction in progress	180,518	48,834
Leasehold improvements	3,782	3,800
	580,981	448,352
Less accumulated depreciation and amortization	(206,657)	(197,638)
Net property and equipment	374,324	250,714
Other assets
Goodwill	25,111	25,111
Intangible assets, net	2,704	3,869
Deferred income taxes	4,027	3,544
Other assets, net	2,280	2,818
Total other assets	34,122	35,342
Total assets	$ 455,127	$ 332,087
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	11,182	$ 8,184
Construction accounts payable	17,152	5,823
Accrued expenses	31,111	25,406
Total current liabilities	59,445	39,413
Long - term debt	94,500	26,200
Total liabilities	153,945	65,613
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 17,919,021 outstanding at December 31, 2018;
17,759,446 outstanding at December 31, 2017
Additional paid-in capital	30,111	26,890
Treasury stock, 1,177,279 shares at December 31, 2018; 1,336,854 shares	(15,876)	(18,123)
at December 31, 2017
Retained earnings	286,756	257,516
Total stockholders' equity	301,182	266,474
Total liabilities and stockholders' equity	455,127	$ 332,087

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF POST TO PRE ASC 606 ADOPTION
(In thousands, unaudited)

	Three Months Ended December 31, 2018
	Post ASC 606 Adoption	ASC 606 Changes		Pre ASC 606 Adoption
Revenues
Casino	$ 31,253	$ 15,181	(a)(b)(c)(d)	$ 46,434
Food and beverage	18,261	(1,372)	(a)(d)(e)	16,889
Hotel	6,870	(744)	(a)(f)	6,126
Other	3,395	62	(a)(d)	3,457
Gross revenues	59,779	13,127		72,906
Less promotional allowances	—	(13,712)	(a)(d)	(13,712)
Net revenues	59,779	(585)	(b)(c)(e)(f)	59,194

Operating expenses
Casino	10,784	8,322	(b)(c)(g)	19,106
Food and beverage	14,012	(7,412)	(e)(g)	6,600
Hotel	3,189	(947)	(f)(g)	2,242
Other	1,525	(548)	(g)	977
Selling, general and administrative	17,672	—		17,672
Depreciation and amortization	3,536	—		3,536
Total operating expenses	50,718	(585)		50,133
Income from operations	9,061	—		9,061
Adjusted EBITDA (1)	$ 13,435	—		$ 13,435

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

(a) Change as a result of reclassification of current period complimentaries at estimated retail price from promotional allowances to casino, food and beverage, hotel, spa and retail revenues.
(b) Change as a result of reclassification of the earned and unused points during the period from casino expense to casino revenue.
(c) Change as a result of reclassification of the wide area progressive system expense from casino revenue to casino expense.
(d) Change as a result of the change of the casino floor bars menu prices and some retail outlets prices from discounted to retail price.
(e) Change as a result of reclassification of the banquets service fees from food and beverage expense to food and beverage revenue.
(f)  Change as a result of reclassification of the group rebates and commissions from hotel expense to hotel revenue.
(g) Change as a result of the elimination of the reclassification journal entry that reclassified the costs of complimentaries from hotel, food and beverage and other expense categories to casino expense. Under ASC 606, the costs of complimentaries stay in the complimentaries revenue producing department.

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF POST TO PRE ASC 606 ADOPTION
(In thousands, unaudited)

	Twelve Months Ended December 31, 2018
	Post ASC 606 Adoption	ASC 606 Changes		Pre ASC 606 Adoption
Revenues
Casino	$ 125,844	$ 59,522	(a)(b)(c)(d)	$ 185,366
Food and beverage	71,212	(5,600)	(a)(d)(e)	65,612
Hotel	30,497	(4,158)	(a)(f)	26,339
Other	12,762	143	(a)(d)	12,905
Gross revenues	240,315	49,907		290,222
Less promotional allowances	—	(50,843)	(a)(d)	(50,843)
Net revenues	240,315	(936)	(b)(c)(e)(f)	239,379

Operating expenses
Casino	43,791	33,174	(b)(c)(g)	76,965
Food and beverage	54,002	(28,550)	(e)(g)	25,452
Hotel	13,059	(3,428)	(f)(g)	9,631
Other	6,206	(2,132)	(g)	4,074
Selling, general and administrative	65,802	—		65,802
Depreciation and amortization	14,617	—		14,617
Loss on disposal of assets	12	—		12
Total operating expenses	197,489	(936)		196,553
Income from operations	42,826	—		42,826
Adjusted EBITDA (1)	$ 60,586	—		$ 60,586

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.
(h) Change as a result of reclassification of current period complimentaries at estimated retail price from promotional allowances to casino, food and beverage, hotel, spa and retail revenues.
(i)  Change as a result of reclassification of the earned and unused points during the period from casino expense to casino revenue.
(j)  Change as a result of reclassification of the wide area progressive system expense from casino revenue to casino expense.
(k) Change as a result of the change of the casino floor bars menu prices and some retail outlets prices from discounted to retail price.
(l)  Change as a result of reclassification of the banquets service fees from food and beverage expense to food and beverage revenue.
(m) Change as a result of reclassification of the group rebates and commissions from hotel expense to hotel revenue.
(n) Change as a result of the elimination of the reclassification journal entry that reclassified the costs of complimentaries from hotel, food and beverage and other expense categories to casino expense. Under ASC 606, the costs of complimentaries stay in the complimentaries revenue producing department.

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
 (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Adjusted EBITDA (1)	$13,435	$12,589	$60,586	$58,046
Expenses:
Stock based compensation	(838)	(717)	(3,131)	(2,244)
Depreciation and amortization	(3,536)	(3,735)	(14,617)	(15,132)
Interest expense, net of amount capitalized	—	(328)	(177)	(967)
Loss on disposition of assets	—	—	(12)	(4)
Revaluation of deferred tax asset due to enactment of the Tax Cut and Jobs Act	—	(1,461)	—	(1,461)
Provision for income taxes	(1,802)	(1,951)	(8,551)	(12,700)
Net income	$7,259	$4,397	$34,098	$25,538

(2) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US GAAP), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.